Exhibit 99.1
Fortegra Financial Corporation
Unaudited Consolidated Financial Statements for the nine months ended September 30, 2014 and 2013

Unless the context requires otherwise, references in this Exhibit 99.1 to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries.

ITEM 1. FINANCIAL STATEMENTS

FORTEGRA FINANCIAL CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	At
	September 30, 2014	December 31, 2013
Assets:
Investments:
Fixed maturity securities available-for-sale, at fair value (amortized cost of $157,497 at September 30, 2014 and $133,288 at December 31, 2013)	$157,735	$131,751
Equity securities available-for-sale, at fair value (cost of $7,081 at September 30, 2014 and December 31, 2013, respectively)	6,947	6,198
Short-term investments	871	871
Total investments	165,553	138,820
Cash and cash equivalents	2,483	21,681
Restricted cash	7,579	17,293
Accrued investment income	1,259	1,175
Notes receivable, net	19,421	11,920
Accounts and premiums receivable, net	31,444	18,702
Other receivables	32,048	33,409
Reinsurance receivables	241,159	215,084
Deferred acquisition costs	67,713	78,042
Property and equipment, net	12,400	14,332
Goodwill	73,701	73,701
Other intangible assets, net	45,221	49,173
Income taxes receivable	8,728	—
Other assets	8,584	6,307
Assets of discontinued operations	—	791
Total assets	$717,293	$680,430

Liabilities:
Unpaid claims	$42,427	$34,732
Unearned premiums	282,348	256,380
Policyholder account balances	21,478	23,486
Accrued expenses, accounts payable and other liabilities	51,249	53,035
Income taxes payable	—	2,842
Deferred revenue	62,748	76,927
Notes payable	10,173	3,273
Preferred trust securities	35,000	35,000
Deferred income taxes, net	31,606	19,659
Liabilities of discontinued operations	860	8,603
Total liabilities	537,889	513,937
Commitments and Contingencies (Note 17)

Stockholders' Equity:
Preferred stock, par value $0.01; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 150,000,000 shares authorized; 21,281,415 and 20,912,853 shares issued at September 30, 2014 and December 31, 2013, respectively, including shares in treasury	213	209
Treasury stock, at cost; 1,225,815 at September 30, 2014 and 1,224,182 shares at December 31, 2013.	(8,027)	(8,014)
Additional paid-in capital	100,380	99,398
Accumulated other comprehensive loss, net of tax	(1,558)	(3,665)
Retained earnings	82,294	72,532
Stockholders' equity before non-controlling interests	173,302	160,460
Non-controlling interests	6,102	6,033
Total stockholders' equity	179,404	166,493
Total liabilities and stockholders' equity	$717,293	$680,430
See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(All Amounts in Thousands, Except Share and Per Share Amounts)

	For the Nine Months Ended September 30,
	2014	2013
Revenues:
Service and administrative fees	$126,633	$126,651
Ceding commissions	32,567	22,851
Net investment income	2,315	2,415
Net realized investment gains	6	2,043
Net earned premium	103,278	100,929
Other income	1,888	499
Total revenues	266,687	255,388

Expenses:
Net losses and loss adjustment expenses	30,970	31,096
Member benefit claims	31,111	34,624
Commissions	119,726	112,224
Personnel costs	30,444	29,849
Other operating expenses	26,432	25,628
Depreciation and amortization	3,830	3,609
Amortization of intangibles	3,952	4,156
Interest expense	2,784	2,722
Loss on note receivable	1,317	—
(Gain) on sale of subsidiary	—	(402)
Total expenses	250,566	243,506
Income from continuing operations before income taxes	16,121	11,882
Income taxes - continuing operations	4,624	3,927
Income from continuing operations before non-controlling interests	11,497	7,955
Discontinued operations:
Income from discontinued operations - net of tax	—	3,070
Loss on sale of discontinued operations - net of tax	(42)	—
Discontinued operations - net of tax	(42)	3,070
Net income before non-controlling interests	11,455	11,025
Less: net income (loss) attributable to non-controlling interests	1,693	868
Net income attributable to Fortegra Financial Corporation	$9,762	$10,157

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.50	$0.36
Discontinued operations - net of tax	—	0.16
Net income attributable to Fortegra Financial Corporation	$0.50	$0.52

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.48	$0.35
Discontinued operations - net of tax	—	0.15
Net income attributable to Fortegra Financial Corporation	$0.48	$0.50

Weighted average common shares outstanding:
Basic	19,723,995	19,500,430
Diluted	20,528,052	20,531,122

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(All Amounts in Thousands)

	For the Nine Months Ended September 30,
	2014	2013
Net income before non-controlling interests	$11,455	$11,025

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding (losses) gains arising during the period	2,530	(3,495)
Related tax benefit (expense) benefit	(885)	1,223
Reclassification of (gains) included in net income	(6)	(2,043)
Related tax expense	2	715
Unrealized (losses) gains on available-for-sale securities, net of tax	1,641	(3,600)

Interest rate swap:
Unrealized gain (loss) on interest rate swap	(133)	301
Related tax (expense) benefit	46	(105)
Reclassification of losses included in net income	858	845
Related tax benefit	(300)	(296)
Unrealized gain on interest rate swap, net of tax	471	745

Other comprehensive income (loss), net of tax	2,112	(2,855)
Comprehensive income	13,567	8,170
Less: comprehensive income (loss) attributable to non-controlling interests	1,698	853
Comprehensive income attributable to Fortegra Financial Corporation	$11,869	$7,317

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
(All Amounts in Thousands, Except Share Amounts)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non-controlling Interests	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2013	20,912,853	$209	(1,224,182)	$(8,014)	$99,398	$(3,665)	$72,532	$6,033	$166,493
Net income	—	—	—	—	—	—	9,762	1,693	11,455
Other comprehensive income, net of tax	—	—	—	—	—	2,107	—	5	2,112
Distributions to non-controlling interest partners	—	—	—	—	—	—	—	(1,380)	(1,380)
Non-controlling interest attributable to the consolidation of Creative Investigations Recovery Group, LLC	—	—	—	—	—	—	—	(249)	(249)
Stock-based compensation	108,695	2	—	—	870	—	—	—	872
Direct stock awards to employees	403	—	—	—	1	—	—	—	1
Shares issued for the Employee Stock Purchase Plan	18,642	—	—	—	113	—	—	—	113
Treasury stock purchased, net of issuances	—	—	(1,633)	(13)	—	—	—	—	(13)
Options exercised, net of shares surrendered	240,822	2	—	—	(2)	—	—	—	—
Balance, September 30, 2014	21,281,415	$213	(1,225,815)	$(8,027)	$100,380	$(1,558)	$82,294	$6,102	$179,404

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(All Amounts in Thousands)

	For the Nine Months Ended September 30,
	2014	2013
Operating Activities:
Net income attributable to Fortegra Financial Corporation	$9,762	$10,157
Adjustments to reconcile net income to net cash flows (used in) provided by operating activities:
Change in deferred acquisition costs	10,329	(8,209)
Depreciation and amortization	7,782	9,661
Deferred income tax (benefit) - continuing operations	10,810	(1,610)
Deferred income tax expense - discontinued operations	—	300
Net realized investment gains	(6)	(2,043)
Loss on sale of discontinued operations, net of tax	42	—
Loss on note receivable	1,317	—
Gain on sale of subsidiary	—	(402)
Stock-based compensation expense	872	1,033
Direct stock awards to employees	1	29
Amortization of premiums and accretion of discounts on investments	1,347	1,097
Non-controlling interests	1,693	868
Change in allowance for doubtful accounts	(159)	(118)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Accrued investment income	(149)	287
Accounts and premiums receivable, net	(12,549)	(5,366)
Other receivables	1,249	(22,716)
Reinsurance receivables	(26,075)	(7,647)
Income taxes receivable	(8,728)	2,919
Other assets	(2,276)	(1,395)
Unpaid claims	7,695	264
Unearned premiums	25,968	13,771
Policyholder account balances	(2,008)	(1,620)
Accrued expenses, accounts payable and other liabilities	(1,255)	18,942
Income taxes payable	(2,842)	222
Deferred revenue	(14,179)	14,145
Change in assets of discontinued operations	791	—
Change in liabilities of discontinued operations	(7,743)	—
Net cash flows provided by operating activities	1,689	22,569
Investing activities:
Proceeds from maturities, calls and prepayments of available-for-sale investments	20,653	7,963
Proceeds from sales of available-for-sale investments	3,805	54,663
Net change in short-term investments	—	251
Purchases of available-for-sale investments	(50,010)	(78,739)
Purchases of property and equipment	(1,900)	(2,971)
Net paid for acquisitions of subsidiaries, net of cash received	20	(3,112)
Sale of subsidiaries, net of cash paid	—	2,180
Net (issuance) from notes receivable	(8,789)	—
Net proceeds from notes receivable	—	(663)
Net proceeds from related party note receivable	—	6,135
Change in restricted cash	9,714	2,350
Net cash flows (used in) investing activities	(26,507)	(11,943)
Financing activities:
Payments on notes payable	(71,139)	(19,188)
Proceeds from notes payable	78,039	12,500
Net proceeds from exercise of stock options	—	49
Purchase of treasury stock	(13)	(1,372)
Net proceeds received from stock issued in the Employee Stock Purchase Plan	113	152
Distributions to non-controlling interest partners	(1,380)	(720)
Dividends paid to non-controlling interests	—	(43)
Net cash flows provided by (used in) financing activities	5,620	(8,622)
Net (decrease) increase in cash and cash equivalents	(19,198)	2,004
Cash and cash equivalents, beginning of period	21,681	15,209
Cash and cash equivalents, end of period	$2,483	$17,213

See accompanying Notes to Consolidated Financial Statements.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Nature of Operations

Fortegra Financial Corporation (references to "Fortegra Financial," "Fortegra," "we," "us," "the Company" or similar terms refer to Fortegra Financial Corporation and its subsidiaries), traded on the New York Stock Exchange under the symbol: FRF, is an insurance services company headquartered in Jacksonville, Florida. Fortegra offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services, to our business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. In 2008, the Company changed its name from Life of the South Corporation to Fortegra Financial Corporation. The Company incorporated in the State of Georgia in 1981 and re-incorporated in the State of Delaware in 2010. The Company generates most of its business through networks of small to mid-sized community and regional banks, small loan companies, independent wireless retailers and automobile dealerships. The Company's subsidiaries (owned 100% directly or indirectly by the Company, unless otherwise noted below) at September 30, 2014, are as follows:

•	4Warranty Corporation ("4Warranty")

•	Auto Knight Motor Club, Inc. ("Auto Knight")

•	Continental Car Club, Inc. ("Continental")

•	CRC Reassurance Company, Ltd. ("CRC") *

•	Digital Leash, LLC, d/b/a ProtectCELL ("ProtectCELL"), 62.4% owned

•	Insurance Company of the South ("ICOTS") *

•	Life of the South Insurance Company ("LOTS") * and its subsidiary, Bankers Life of Louisiana ("Bankers Life") *

•	LOTS Intermediate Co. ("LOTS IM")

•	LOTS Reassurance Company ("LOTS RE") *

•	LOTSolutions, Inc.

•	Lyndon Southern Insurance Company ("Lyndon Southern") *

•	Pacific Benefits Group Northwest, LLC ("PBG")

•	Response Indemnity Company of California ("RICC") *

•	South Bay Acceptance Corporation ("South Bay")

•	South Bay Financial Services, LLC ("SBFS")

•	Southern Financial Life Insurance Company ("SFLAC"), 85.0% owned *

•	United Motor Club of America, Inc. ("United")

* = Insurance company subsidiary

Plan of Merger with Tiptree Financial, Inc.

As disclosed on August 12, 2014 in the Company's Current Report on Form 8-K, on August 11, 2014, the Company entered into an Agreement and Plan of Merger, (the "Merger Agreement") to be acquired by subsidiaries of Tiptree Financial Inc. ("Tiptree") for approximately $218.0 million, which would entitle shareholders to receive cash Merger Consideration of $10.00 per common share.  Tiptree is a publicly traded diversified holding company (NASDAQ: TIPT), with subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate.  Following the execution of the merger agreement, stockholders representing approximately 62.0% of the outstanding shares of Fortegra common stock executed a written consent adopting and approving the merger agreement. No additional stockholder approvals are necessary to adopt the merger agreement or consummate the transaction. Consummation of the Merger is subject to the satisfaction of customary conditions including, among other things, insurance regulatory approvals.

The parties to the Merger Agreement expect the transaction to be funded through a combination of debt financing and cash on hand of Tiptree. On August 11, 2014 Tiptree obtained debt financing commitments for the transaction contemplated by the Merger Agreement. A syndicate of lenders led by Wells Fargo Bank, National Association (collectively, the "Lenders") has committed to provide a $90.0 million secured revolving credit facility and a $50.0 million secured term loan, on the terms and subject to the conditions set forth in a debt commitment letter (the "Debt Commitment Letter"). The obligation of the Lenders to provide debt financing under the Debt Commitment Letter is subject to a number of conditions, including consummation of the Merger in accordance with the Merger Agreement.

For additional details regarding the proposed merger, see the Information Statement (Form DEFM14C) filed with the Securities and Exchange Commission ("SEC") on September 30, 2014.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

1. Basis of Presentation

The accompanying unaudited interim Consolidated Financial Statements of Fortegra have been prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") promulgated by the Financial Accounting Standards Board ("FASB") through the Accounting Standards Codification ("ASC") for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the Company's 2013 Form 10-K.

The interim consolidated financial statements in this Exhibit 99.1 have not been audited. In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, including normal recurring adjustments necessary to present fairly Fortegra's financial position, results of operations, comprehensive income and cash flows for each of the interim periods presented. The results of operations for the the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the full year ending on December 31, 2014.

2. Summary of Significant Accounting Policies

Fortegra's interim Consolidated Financial Statements as of September 30, 2014 and 2013 are unaudited and have been prepared following the significant accounting policies disclosed in Note 2, "Summary of Significant Accounting Policies," of the Notes to Consolidated Financial Statements of the Company's 2013 Form 10-K.

Principles of Consolidation
The Consolidated Financial Statements include the accounts of Fortegra Financial Corporation and its majority-owned and controlled subsidiaries. The Company eliminates all material intercompany account balances and transactions.

Non-Controlling Interests
The third-party ownership of the common stock of SFLAC and of the ownership interests of ProtectCELL, which is treated as a partnership for income tax purposes, have been reflected as non-controlling interests on the Consolidated Balance Sheets. In addition, the Company's non-controlling interests include the amount for the consolidation of the variable interest entity ("VIE"), Creative Investigations Recovery Group, LLC ("CIRG"). The following table shows the amount outstanding and the percentage of non-controlling interests by entity:

	At
	September 30, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
ProtectCELL	$5,769	37.6%	$5,471	37.6%
SFLAC	582	15.0%	562	15.0%
CIRG	(249)	100.0%	—	—%
Total non-controlling interests	$6,102		$6,033

Income (loss) attributable to these non-controlling interests are presented on the Consolidated Statements of Income as net income (loss) attributable to non-controlling interests and on the Consolidated Statements of Comprehensive Income as comprehensive income (loss) attributable to non-controlling interests.

Reportable Segment
The Company reports operating results and financial data in one operating and one reportable segment, Protection Products and Services. The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The financial results of the Company's single segment are equal to the net income from continuing operations reported in the Consolidated Statements of Income for all periods presented.

Discontinued Operations
The results of operations of a business of the Company that either has been disposed of or is classified as held-for-sale are reported in discontinued operations if: 1) the operations and cash flows of the component have been or will be eliminated from the ongoing operations of the Company as a result of the disposal transaction; and 2) the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. The Company presents the operations of business(es) that meet the criteria for reporting as discontinued operations, and retrospectively reclassifies operating results for all prior periods presented.

On December 31, 2013, the Company completed the sale of its 100% ownership of Bliss and Glennon and eReinsure.com ("eReinsure"). The operating results of these businesses are presented in the line "Income from discontinued operations - net of tax" in the Consolidated Statements of Income for the nine months ended September 30, 2013. In accordance with accounting guidance, the Company has elected to not separately disclose the cash flows related to the Bliss and Glennon and eReinsure discontinued operations. In addition,

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

certain assets and liabilities associated with the disposition of Bliss and Glennon and eReinsure that are still subject to final settlement are included in the line items "Assets of discontinued operations" and "Liabilities of discontinued operations," in the Consolidated Balance Sheet at September 30, 2014 and at December 31, 2013. See the Note, "Divestitures," for more information on discontinued operations.

Comprehensive Income (Loss)
Comprehensive income (loss) includes net income and other items of comprehensive income (loss). These other items are generally comprised of unrealized gains and losses on investment securities classified as available-for-sale and unrealized gains and losses on the interest rate swap, net of the related tax effects.

Use of Estimates
Preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain items in prior period consolidated financial statements were reclassified to conform to the current period presentation, which had no impact on net income, comprehensive income or loss, net cash provided by operating activities or stockholders' equity.

Subsequent Events
The Company reviewed all material events subsequent to September 30, 2014 that occurred up to the date on which the Company filed its Consolidated Financial Statements, and determined that no events required recognition or disclosure in these Consolidated Financial Statements and/or disclosure in the notes thereto.

Recently Adopted Accounting Pronouncements
In July 2013, the FASB issued Accounting Standards Update ("ASU") No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. ASU No. 2013-11 is effective prospectively for years and interim periods within those years beginning after December 15, 2013. The adoption of ASU No. 2013-11 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern, which requires management of a company to evaluate whether there is substantial doubt about the company’s ability to continue as a going concern. This ASU is effective for the annual reporting period ending after December 15, 2016, and for interim and annual reporting periods thereafter, with early adoption permitted. The Company is currently reviewing ASU No. 2014-15 and assessing the potential effects on its consolidated financial position, results of operations and cash flows.

In June 2014, the FASB issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved After the Requisite Service Period. ASU No. 2014-12 requires that awards, which contain a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU No. 2014-12 is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. ASU No. 2014-12 may be applied using two methods: a) prospectively to all awards granted or modified after the effective date or b) retrospectively to all awards with performance targets outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. The Company is currently reviewing ASU No. 2014-12 and assessing the potential effects on its consolidated financial position, results of operations and cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU No. 2014-09 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU No. 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  ASU No. 2014-09 is effective for annual periods beginning after December 15, 2016 and interim periods within those annual periods, using either the full retrospective adoption or the modified retrospective adoption. ASU No. 2014-09 does not permit early adoption. The Company is currently reviewing ASU No. 2014-09 and assessing the potential effects on its consolidated financial position, results of operations and cash flows.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU No. 2014-08 requires

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held for sale should be reported as discontinued operations and also expands the disclosure requirements for discontinued operations and adds new disclosures for individually significant dispositions that do not qualify as discontinued operations. ASU No. 2014-08 is effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The adoption of ASU No. 2014-08 is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

3. Earnings Per Share

The following table details the earnings per share calculation:	For the Nine Months Ended September 30,
	2014	2013
Numerator: (for both basic and diluted earnings per share)
Income from continuing operations before non-controlling interests	$11,497	$7,955
Less: net income (loss) attributable to non-controlling interests	1,693	868
Net income from continuing operations - net of tax	9,804	7,087
Discontinued operations - net of tax	(42)	3,070
Net income attributable to Fortegra Financial Corporation	$9,762	$10,157

Denominator:
Total weighted average basic common shares outstanding	19,723,995	19,500,430
Effect of dilutive stock options and restricted stock awards	804,057	1,030,692
Total weighted average diluted common shares outstanding	20,528,052	20,531,122

Earnings per share - Basic:
Net income from continuing operations - net of tax	$0.50	$0.36
Discontinued operations - net of tax	—	0.16
Net income attributable to Fortegra Financial Corporation	$0.50	$0.52

Earnings per share - Diluted:
Net income from continuing operations - net of tax	$0.48	$0.35
Discontinued operations - net of tax	—	0.15
Net income attributable to Fortegra Financial Corporation	$0.48	$0.50

Weighted average anti-dilutive common shares	489,331	762,081

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

4. Accumulated Other Comprehensive Income

The following table presents the activity in accumulated other comprehensive income (loss) ("AOCI") for the following periods:

	For the Nine Months Ended September 30, 2014
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2013, net of tax	$(1,761)	$(1,904)	$(3,665)

Other comprehensive income (loss) before reclassifications:
Pre-tax income (loss)	2,530	(133)	2,397
Income tax (expense) benefit	(885)	46	(839)
Other comprehensive income (loss) before reclassifications, net of tax	1,645	(87)	1,558
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(6)	858	852
Income tax expense (benefit)	2	(300)	(298)
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(4)	558	554
Current period other comprehensive income, net of tax	1,641	471	2,112
Less: other comprehensive income attributable to non-controlling interest	5	—	5
Balance at September 30, 2014, net of tax	$(125)	$(1,433)	$(1,558)

	For the Nine Months Ended September 30, 2013
	Net unrealized gains (losses) on available-for-sale securities	Net unrealized gain (loss) on interest rate swap	Total
Balance at December 31, 2012, net of tax	$2,189	$(2,820)	$(631)

Other comprehensive income (loss) before reclassifications:
Pre-tax (loss) income	(3,495)	301	(3,194)
Income tax benefit (expense)	1,223	(105)	1,118
Other comprehensive (loss) income before reclassifications, net of tax	(2,272)	196	(2,076)
Amounts reclassified from accumulated other comprehensive income (loss):
Pre-tax (income) loss	(2,043)	845	(1,198)
Income tax expense (benefit)	715	(296)	419
Amounts reclassified from accumulated other comprehensive (loss) income, net of tax	(1,328)	549	(779)
Current period other comprehensive (loss) income, net of tax	(3,600)	745	(2,855)
Less: other comprehensive (loss) attributable to non-controlling interest	(15)	—	(15)
Balance at September 30, 2013, net of tax	$(1,396)	$(2,075)	$(3,471)

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the reclassifications out of AOCI for the following periods:

	For the Nine Months Ended September 30,
	2014	2013	Consolidated Statement of Income Location
Unrealized gains (losses) on available-for-sale securities:
Reclassification of gains included in net income	$6	$2,043	Net realized investment gains (losses)
Related tax (expense)	(2)	(715)	Income taxes
Net of tax	$4	$1,328	Net Income

Unrealized gain (loss) on interest rate swap:
Reclassification of (losses) included in net income	$(858)	$(845)	Interest expense
Related tax benefit	300	296	Income taxes
Net of tax	$(558)	$(549)	Net Income

5. Investments

The following table presents the Company's available-for-sale fixed maturity and equity securities:

	At September 30, 2014
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$54,868	$375	$(331)	$54,912
Municipal securities	33,810	215	(29)	33,996
Corporate securities	67,441	425	(428)	67,438
Obligations of foreign governments	1,378	14	(3)	1,389
Total fixed maturity securities	$157,497	$1,029	$(791)	$157,735

Common stock - publicly traded	$39	$13	$—	$52
Preferred stock - publicly traded	5,974	51	(196)	5,829
Common stock - non-publicly traded	59	6	(12)	53
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$74	$(208)	$6,947

	At December 31, 2013
Description of Security	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of the U.S. Treasury and U.S. Government agencies	$51,971	$142	$(678)	$51,435
Municipal securities	24,856	104	(413)	24,547
Corporate securities	56,050	210	(900)	55,360
Obligations of foreign governments	411	—	(2)	409
Total fixed maturity securities	$133,288	$456	$(1,993)	$131,751

Common stock - publicly traded	$39	$8	$—	$47
Preferred stock - publicly traded	5,974	—	(887)	5,087
Common stock - non-publicly traded	59	5	(13)	51
Preferred stock - non-publicly traded	1,009	4	—	1,013
Total equity securities	$7,081	$17	$(900)	$6,198

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company cannot remove invested assets from these accounts without prior approval of the contractual party or regulatory authority, as applicable. The following table presents the Company's restricted investments included in the Company's available-for-sale fixed maturity securities:

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At
	September 30, 2014	December 31, 2013
Fair value of restricted investments for special deposits required by state insurance departments	$10,301	$10,339
Fair value of restricted investments in trust pursuant to reinsurance agreements	5,665	6,134
Total fair value of restricted investments	$15,966	$16,473

The following table presents the amortized cost and fair value of fixed maturity securities by contractual maturity. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	At September 30, 2014		At December 31, 2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$10,556	$10,602	$18,766	$18,771
Due after one year through five years	73,489	73,641	69,380	69,355
Due after five years through ten years	51,856	51,750	22,622	21,731
Due after ten years	21,596	21,742	22,520	21,894
Total fixed maturity securities	$157,497	$157,735	$133,288	$131,751
The following tables present information on unrealized losses on investment securities that have been in an unrealized loss position for less than twelve months, and twelve months or greater:

	At September 30, 2014
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$15,913	$57	34	$7,686	$274	12	$23,599	$331	46
Municipal securities	3,120	9	9	1,760	20	4	4,880	29	13
Corporate securities	18,797	110	67	10,121	318	15	28,918	428	82
Obligations of foreign governments	388	3	1	—	—	—	388	3	1
Total fixed maturity securities	$38,218	$179	111	$19,567	$612	31	$57,785	$791	142

Preferred stock - publicly traded	1,776	15	2	3,019	181	6	4,795	196	8
Common stock - non-publicly traded	—	—	—	13	12	1	13	12	1
Total equity securities	$1,776	$15	2	$3,032	$193	7	$4,808	$208	9

	At December 31, 2013
	Less than Twelve Months			Twelve Months or Greater			Total
Description of Security	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities	Fair Value	Unrealized Losses	# of Securities
Obligations of the U.S. Treasury and U.S. Government agencies	$37,385	$672	67	$234	$6	7	$37,619	$678	74
Municipal securities	10,080	413	23	—	—	—	10,080	413	23
Corporate securities	27,866	734	55	7,676	166	8	35,542	900	63
Obligations of foreign governments	409	2	1	—	—	—	409	2	1
Total fixed maturity securities	$75,740	$1,821	146	$7,910	$172	15	$83,650	$1,993	161

Preferred stock - publicly traded	5,087	887	9	—	—	—	5,087	887	9
Common stock - non-publicly traded	—	—	—	31	13	2	31	13	2
Total equity securities	$5,087	$887	9	$31	$13	2	$5,118	$900	11
The Company does not intend to sell the investments that were in an unrealized loss position at September 30, 2014, and management believes that it is more likely than not that the Company will be able to hold these securities until full recovery of their amortized cost basis for fixed maturity securities or cost for equity securities. As of September 30, 2014, based on the Company's review, none of the

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

fixed maturity or equity securities were deemed to be other-than-temporarily impaired based on the Company's analysis of the securities and its intent to hold the securities until recovery.

The following table presents the total gross proceeds from the sale of available-for-sale investment securities:

	For the Nine Months Ended September 30,
	2014	2013
Gross proceeds from sales	$3,805	$54,663

The following table presents the gross realized gains and gross realized losses for both fixed maturity and equity securities and realized losses for other-than-temporary impairments for available-for-sale investment securities:

	For the Nine Months Ended September 30,
	2014	2013
Gross realized gains	$6	$2,118
Gross realized losses	—	(75)
Total net gains from investment sales	6	2,043
Impairment write-downs (other-than-temporary impairments)	—	—
Net realized investment gains	$6	$2,043

The following table presents the components of net investment income:	For the Nine Months Ended September 30,
	2014	2013
Fixed income securities	$2,023	$2,076
Cash on hand and on deposit	7	47
Common and preferred stock dividends	293	275
Notes receivable	279	239
Other income	5	117
Investment expenses	(292)	(339)
Net investment income	$2,315	$2,415

6. Reinsurance Receivables

The following table presents the effect of reinsurance on premiums written and earned:

Premiums	For the Nine Months Ended September 30,
	2014		2013
	Written	Earned	Written	Earned
Direct and assumed	$372,881	$346,913	$297,940	$284,169
Ceded	(267,565)	(243,635)	(194,067)	(183,240)
Net	$105,316	$103,278	$103,873	$100,929

The following table presents the effect of reinsurance on losses and loss adjustment expenses ("LAE") incurred:

Losses and LAE incurred	For the Nine Months Ended September 30,
	2014	2013
Direct and assumed	$83,410	$66,879
Ceded	(52,440)	(35,783)
Net losses and LAE incurred	$30,970	$31,096

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the components of the reinsurance receivables:	At
	September 30, 2014	December 31, 2013
Prepaid reinsurance premiums:
Life (1)	$50,368	$51,355
Accident and health (1)	40,905	36,214
Property	117,131	98,650
Total	208,404	186,219
Ceded claim reserves:
Life	1,584	1,594
Accident and health	7,913	7,826
Property	19,024	12,102
Total ceded claim reserves recoverable	28,521	21,522
Other reinsurance settlements recoverable	4,234	7,343
Reinsurance receivables	$241,159	$215,084
(1) Including policyholder account balances ceded.

The following table presents the aggregate amount included in reinsurance receivables that is comprised of the three largest receivable balances from unrelated reinsurers:

	At
	September 30, 2014	December 31, 2013
Total of the three largest receivable balances from unrelated reinsurers	$145,876	$136,061

At September 30, 2014 and December 31, 2013, the three unrelated reinsurers from whom the Company has the largest receivable balances were: London Life Reinsurance Company (A. M. Best Rating: A), London Life International Reinsurance Corporation (A. M. Best Rating: Not rated) and Great Western Insurance Company (A. M. Best Rating: B++). The related receivables of London Life International Reinsurance Corporation are collateralized by assets held in trust accounts and letters of credit due to their offshore relationships. At September 30, 2014, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

7. Deferred Acquisition Costs

Deferred Acquisition Costs - Insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's insurance contracts:

	For the Nine Months Ended September 30,
	2014	2013
Total amortization of deferred acquisition costs - insurance related	$50,011	$49,223

Deferred Acquisition Costs - Non-insurance Related
The following table presents the amortization of deferred acquisition costs for the Company's non-insurance products:

	For the Nine Months Ended September 30,
	2014	2013
Total amortization of deferred acquisition costs - non-insurance related	$52,007	$54,560

8. Divestitures

Discontinued Operations
On December 31, 2013, the Company completed the sale of all of the issued and outstanding stock of its subsidiaries Bliss and Glennon and eReinsure, to AmWINS Holdings, LLC, a North Carolina limited liability company ("AmWINS") (collectively, the "Disposition"), pursuant to the terms of the Stock Purchase Agreement (the "Purchase Agreement"), dated December 2, 2013.

The Company received net cash proceeds of $81.8 million for the Disposition, representing gross proceeds of $83.5 million less $1.0 million in transaction fees paid at the time of closing and $0.7 million of cash held by the disposed entities. The proceeds are subject to certain purchase price adjustments as set forth in the Purchase Agreement to reflect fluctuations in working capital, including

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

adjustments for any receivable balances as of the disposition date not collected within one year. During the nine months ended September 30, 2014, , the Company recorded a purchase price adjustment, net of tax, of $42.0 thousand for the settlement of certain components of working capital (excluding receivable and income tax balances), which is recorded on the Consolidated Statements of Income as a Loss on sale of discontinued operations - net of tax.

As a result of the Disposition, the Company no longer operates in the businesses of wholesale insurance brokerage and selling or licensing of a computerized system or platform for the negotiation and/or placement of facultative reinsurance. As of and after December 31, 2013, the Company does not beneficially own the disposed businesses and will no longer consolidate Bliss and Glennon or eReinsure into its financial results. The historical financial results of the disposed businesses for periods prior to the Disposition are presented in the Company's Consolidated Statements of Income as income from discontinued operations - net of tax. The Company allocated interest expense to the discontinued operations based on the anticipated net proceeds that would have been applied to the repayment of the credit facilities outstanding at the respective time, multiplied by the respective interest rate of the credit facilities at the respective time.

The following table presents the assets and liabilities of the discontinued operations included on the Consolidated Balance Sheets:

	At
	September 30, 2014	December 31, 2013
Assets:
Other receivables	$—	$791
Assets of discontinued operations	$—	$791

Liabilities:
Accrued expenses, accounts payable and other liabilities	$860	$2,708
Income taxes payable	—	5,895
Liabilities of discontinued operations	$860	$8,603

The following table presents the amounts related to the Company's discontinued operations in the Consolidated Statements of Income for the following periods:

For the Nine Months Ended
September 30, 2013
Income from discontinued operations:
Revenues:
Brokerage commissions and fees	$28,409
Net investment income	18
Other income	30
Total revenues	28,457

Expenses:
Personnel costs	15,240
Other operating expenses	4,363
Depreciation and amortization	454
Amortization of intangibles	1,442
Interest expense	1,767
Total expenses	23,266
Income from discontinued operations before income taxes	5,191
Income taxes - discontinued operations	2,121
Income from discontinued operations - net of tax	$3,070

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

9. Other Intangible Assets

The following table presents finite-lived other intangible assets and their respective amortization periods:

				At September 30, 2014			At December 31, 2013
	Amortization Period (Years)			Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer and agent relationships	7	to	15	$40,075	$(16,488)	$23,587	$40,075	$(13,262)	$26,813
Tradenames	8	to	10	1,460	(242)	1,218	1,460	(128)	1,332
Software	2.25	to	10	5,336	(3,491)	1,845	5,336	(2,930)	2,406
Present value of future profits	0.3	to	0.75	548	(548)	—	548	(548)	—
Non-compete agreements	1.5	to	6	1,378	(946)	432	1,378	(895)	483
Total finite-lived other intangible assets				$48,797	$(21,715)	$27,082	$48,797	$(17,763)	$31,034

The following table presents the carrying amount of indefinite-lived other intangible assets:	At
	September 30, 2014	December 31, 2013
Tradenames	$17,764	$17,764
Licenses	375	375
Total	$18,139	$18,139

The following table presents the activity in finite- and indefinite-lived other intangible assets:

Balance at December 31, 2013	$49,173
Less: amortization expense	3,952
Balance at September 30, 2014	$45,221

The following table presents estimated amortization of finite-lived other intangible assets for the next five years and thereafter ending December 31:

Estimated Amortization Expense
Remainder of 2014	$1,317
2015	5,115
2016	4,868
2017	3,648
2018	2,230
Thereafter	9,904
Total	$27,082

10. Variable Interest Entity

In July 2011, the Company sold its 100% interest in CIRG. The consideration included a note receivable, with a first priority lien security interest in the assets of CIRG and other property of the buyers. As previously disclosed, the Company has a variable interest in CIRG. Prior to March 31, 2014, the Company did not consolidate CIRG into its results, because the Company was not the primary beneficiary.

During 2013, the buyers were unable to make the scheduled payments on the note, and the parties executed a forbearance agreement along with a security agreement and a subordination agreement designed to allow more flexibility in timing of repayment. The Company also provided $0.2 million in short term funding.

In March 2014, the Company notified the buyers of the cessation of forbearance, and began to exercise certain of the rights and remedies afforded by the note and related agreements to preserve its economic interest, including steps to protect assets of CIRG. The Company also provided additional short term funding. The Company has not taken ownership of CIRG, but the Company now has power over the VIE and has consolidated the immaterial balances of CIRG as of March 31, 2014 and forward.

In March 2014, the Company established an allowance for the full value of the note and accrued interest, incurring a charge of $1.3 million during the three months ended March 31, 2014. The Company's maximum exposure to further loss in the VIE is limited to the balance of the short term funding.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

At
September 30, 2014
The Company's maximum exposure to loss in the VIE	$194

11. Notes Payable

The Company's Notes Payable consisted of the following:	At
	September 30, 2014	December 31, 2013
Wells Fargo Bank, N.A. credit facility, maturing August 2019	$1,500	$—
Synovus Bank, revolving line of credit, maturing April 2017	8,673	3,273
Total	$10,173	$3,273

Maximum balance allowed on the Wells Fargo Bank, N.A. credit facility	$100,000	$75,000
Interest rate at the end of the respective period, Wells Fargo Bank, N.A. credit facility (1) (2)	1.80%	—%

Maximum balance allowed on the Synovus Bank, revolving line of credit	$15,000	$15,000
Interest rate at the end of the respective period, Synovus Bank, revolving line of credit	3.23%	3.24%
(1) - At September 30, 2014, the full outstanding balance of the Company's borrowing, under the Revolving Facility (defined below), consisted of a one-month term loan at a rate equaling the one-month LIBOR rate plus 1.65%.

(2) - At December 31, 2013, the Company had no borrowings outstanding under the Revolving Facility, thus no interest rate can be defined.

The following table presents the aggregate maturities for the Company's notes payable by year at September 30, 2014:

Maturities
Remainder of 2014	$6,292
2015	3,881
2016	—
2017	—
2018	—
Thereafter	—
Total maturities	$10,173

$100.0 million Secured Credit Agreement - Wells Fargo Bank, N.A.
On April 11, 2014, the Company amended the original credit agreement, entered into on August 2, 2012, (as amended, the "Credit Agreement"), with a syndicate of lenders, among them Wells Fargo Bank, N.A., who also serves as administrative agent ("Wells Fargo" or the "Administrative Agent"). The Credit Agreement matures on August 2, 2019 (subject to earlier termination) and has a revolving credit facility limit of $100.0 million (the "Revolving Facility") with a sub-limit of $10.0 million for swingline loans and $10.0 million for letters of credit. The Credit Agreement includes a provision pursuant to which, from time to time, the Company may request that the lenders in their discretion increase the maximum amount of commitments under the Credit Agreement by an amount not to exceed $50.0 million. The Credit Agreement also contains financial covenants, which the Company must maintain. See the section below, "Financial Covenants" for a presentation of the Company's more significant covenants associated with the Credit Agreement. The amendment to the Credit Agreement reduced the interest rate margin on revolving loans by 0.35% for each pricing level and reduced the unused line fee paid on undrawn revolving commitments by 0.05% for each pricing level. The amendment did not modify the financial covenants.

Financial Covenants - Secured Credit Agreement - Wells Fargo Bank, N.A.
At September 30, 2014 and December 31, 2013, respectively, the Company was required to comply with various financial covenants set forth in the Credit Agreement. The following describes the Credit Agreement's more significant financial covenants in effect at September 30, 2014 and the calculations used to arrive at each ratio (capitalized terms used but not defined in this paragraph are defined in the Credit Agreement or as otherwise provided below):

Total Leverage Ratio - the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") for the Measurement Period ending on or immediately prior to such date.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Fixed Charge Coverage Ratio - the ratio of (a) Consolidated Adjusted EBITDA less the actual amount paid by the Borrowers and their Subsidiaries in cash on account of Capital Expenditures less cash taxes paid by the Borrowers and their Subsidiaries to (b) Consolidated Fixed Charges, in each case for the Measurement Period ending on or immediately prior to such date.

Reinsurance Ratio - the ratio (expressed as a percentage) of (a) the aggregate amounts recoverable by the Borrowers and its Subsidiaries from reinsurers divided by (b) the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in each case of the Borrowers and their Subsidiaries determined in accordance with U.S. GAAP.

Risk-Based Capital ("RBC") Ratio - the ratio (expressed as a percentage) of NAIC RBC (as defined in the NAIC standards) for any Regulated Insurance Company on an individual basis, calculated at the end of any Fiscal Year, to the "authorized control level" (as defined in the NAIC standards).

The following table presents the Credit Agreement's more significant financial covenants at September 30, 2014, or at December 31, 2013 with respect to the RBC ratios, which under the Credit Agreement reflect the ratios calculated as of the most recent year-end:

		Actual At
Covenant	Covenant Requirement	September 30, 2014
Total leverage ratio	not more than 3.25	0.80
Fixed charge coverage ratio	not less than 2.00	6.16
Reinsurance ratio	not less than 50%	70.0%

		Actual At
		December 31, 2013
RBC Ratios:
RBC Ratio - Bankers Life of Louisiana	not less than 250%	435.0%
RBC Ratio - Southern Financial Life Insurance Company	not less than 250%	2,096.0%
RBC Ratio - Insurance Company of the South	not less than 250%	366.0%
RBC Ratio - Lyndon Southern Insurance Company	not less than 250%	305.0%
RBC Ratio - Life of the South Insurance Company	not less than 250%	430.0%
RBC Ratio - Response Indemnity Company of California	not less than 250%	39,754.0%

$15.0 million Revolving Line of Credit - Synovus Bank
At September 30, 2014, the Company's subsidiary, South Bay, had a $15.0 million revolving line of credit agreement (the "Line of Credit") with Synovus Bank, entered into in October 2013, with a maturity date of April 2017.  The Line of Credit bears interest at a rate of 300 basis points plus 90-day LIBOR, and is available specifically for the South Bay premium financing product. The Line of Credit allows South Bay to finance up to 90% of the eligible receivables, less an applicable reserve of $500,000. At September 30, 2014, the balance of premium financing receivables included in notes receivable, net, on the Consolidated Balance Sheet, totaled $12.6 million, of which $10.7 million were eligible receivables. At September 30, 2014, South Bay was in compliance with the covenants required by the Line of Credit.

12. Derivative Financial Instruments - Interest Rate Swap

The Company has an interest rate swap (the "Swap") with Wells Fargo Bank, N.A., pursuant to which the Company swapped the floating rate portion of its outstanding preferred trust securities to a fixed rate. The Swap, designated as a cash flow hedge, commenced in June 2012 and expires in June 2017.

The following table presents the fair value (including accrued interest) and the related outstanding notional amount of the Company's single derivative instrument and indicates where the Company records each amount within its Consolidated Balance Sheets:

		At
	Balance Sheet Location	September 30, 2014	December 31, 2013
Derivative designated as cash flow hedging instrument:
Interest rate swap - notional value		$35,000	$35,000
Fair value of the Swap	Accrued expenses, accounts payable and other liabilities	2,205	2,930
Unrealized loss, net of tax, on the fair value of the Swap	AOCI	1,433	1,904
Variable rate of the interest rate swap		0.23%	0.24%
Fixed rate of the interest rate swap		3.47%	3.47%

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the pretax impact of the Swap on the Consolidated Financial Statements for the following periods:

	For the Nine Months Ended September 30,
	2014	2013
Gain (loss) recognized in AOCI on the derivative-effective portion	$(133)	$301

Loss reclassified from AOCI into income-effective portion	$858	$845

Gain (loss) recognized in income on the derivative-ineffective portion	$—	$—

The following table presents the estimated amount to be reclassified to earnings from AOCI during the next 12 months. These net losses reclassified into earnings are primarily expected to increase net interest expense related to the respective hedged item.

At
September 30, 2014
Estimated loss to be reclassified to earnings from AOCI during the next 12 months	$1,101

13. Stock-Based Compensation

Stock Options
During the nine months ended September 30, 2014, the Company granted 15,000 time-based stock options, which vest in equal amounts on each of the four anniversaries of the grant date.

The following table presents the Company's time-based and performance-based stock option activity for the current period:

	Time-Based				Performance-Based
	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)	Options Outstanding	Weighted Average Exercise Price (in dollars per share)	Options Exercisable	Weighted Average Exercise Price (in dollars per share)
Balance, December 31, 2013	1,930,407	$4.22	1,806,251	$3.98	289,306	$8.46	—	$—
Granted	15,000	8.27	—	—	—	—	—	—
Vested	—	—	50,405	2.89	—	—	—	—
Exercised	(391,389)	3.10	(391,389)	3.10	—	—	—	—
Canceled/forfeited	(77,926)	7.89	(77,926)	7.89	(28,604)	8.42	—	—
Balance, September 30, 2014	1,476,092	$4.36	1,387,341	$4.14	260,702	$8.46	—	$—

Weighted average remaining contractual term at September 30, 2014 (in years)	3.3		2.9		8.0		—

The following table presents the weighted average assumptions used to estimate the fair values of all stock options granted during the nine months ended September 30, 2014:

Assumptions
Expected term (years)	6.25
Expected volatility	33.83%
Expected dividends	—%
Risk-free rate	2.19%

Restricted Stock Awards
The Company granted 9,944 time-based restricted stock awards to employees during the nine months ended September 30, 2014, which vest in equal amounts on each of the three anniversaries of the grant date. During the nine months ended September 30, 2014, the Company also granted 30,000 time-based restricted stock awards to its Chief Executive Officer and 75,000 time-based restricted stock awards, equally distributed to five of its Directors. These awards will vest in equal amounts on each of the three anniversaries of the grant date.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Company's time-based and performance-based restricted stock award activity for the current period:

	Time-Based		Performance-Based
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2013	139,680	$8.59	130,629	$10.20
Grants	114,944	7.24	—	—
Vests	(56,126)	8.40	—	—
Forfeitures	(1,714)	7.80	(4,535)	8.89
Balance at September 30, 2014	196,784	$7.87	126,094	$10.24

Stock-based Compensation Expense
The following table presents the total time-based and performance-based stock-based compensation expense and the related income tax benefit recognized on the Consolidated Statements of Income:

	For the Nine Months Ended September 30,
	2014	2013
Personnel costs	$440	$614
Other operating expenses	401	373
Income tax benefit	(322)	(378)
Net stock-based compensation expense	$519	$609

Additional information on total non-vested stock-based compensation is as follows:	At September 30, 2014
	Stock Options	Restricted Stock Awards
Unrecognized compensation cost related to non-vested awards	$267	$1,114
Weighted-average recognition period (in years)	3.0	3.1

For the nine months ended September 30, 2014, the Company did not recognize expense on 135,702 performance-based stock options and 45,233 performance-based restricted stock awards since the attainment of the performance metrics associated with these awards was not probable based on current projections. In accordance with ASC No. 805, Business Combinations, the pending merger with Tiptree is disregarded in the determination of stock-based compensation expense.

Employee Stock Purchase Plan ("ESPP")
The following table presents the information related to the Company's ESPP for the six-month offering period ending on:

	Offering Period ending June 30,
	2014	2013
Common stock issued under the ESPP (in shares)	18,642	26,019
Weighted-average purchase price per share by participant in the ESPP	$6.04	$5.83
Total cash proceeds received from the issuance of common shares under the ESPP	$113	$152
ESPP compensation costs recognized	$32	$46

14. Income Taxes

The following table presents the provision for income taxes for both continuing and discontinued operations:

	For the Nine Months Ended September 30,
	2014	2013
Income taxes - continuing operations	$4,624	$3,927
Income (benefit) taxes - discontinued operations	(24)	2,121
Income taxes	$4,600	$6,048

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the provision for income taxes from continuing operations:

	For the Nine Months Ended September 30,
	2014	2013
Current	$(6,186)	$5,537
Deferred	10,810	(1,610)
Income taxes - continuing operations	$4,624	$3,927

In 2013, the Company applied for changes in tax accounting methods for certain of its subsidiaries with the Internal Revenue Service ("IRS"), and received approval for those method changes in August 2014. The Company applied the method changes to the 2013 tax returns and the September 30, 2014 tax provision. The application of these method changes is the primary cause of the large, substantially offsetting amounts of current and deferred income taxes for the nine months ended September 30, 2014 disclosed above, and also the primary cause of the $8.7 million in income taxes receivable as of September 30, 2014. In October 2014, the Company received a $6.8 million refund associated with the 2013 federal tax return.

The following table presents a reconciliation of income taxes from continuing operations calculated at the federal statutory rate of 35.0% and the income tax expense attributable to continuing operations for the following periods:

	For the Nine Months Ended September 30,
	2014		2013
	Amount	Percent of Pre-tax Income	Amount	Percent of Pre-tax Income
Income taxes at federal income tax rate	$5,634	35.00%	$4,159	35.00%
Effect of:
Small life deduction	(414)	(2.57)	(388)	(3.27)
Non-deductible expenses	68	0.42	61	0.51
Tax exempt interest	(116)	(0.72)	(109)	(0.92)
State taxes	358	2.22	159	1.34
Prior year tax true up	(528)	(3.28)	312	2.63
Non-controlling interest	(586)	(3.64)	(304)	(2.56)
Other, net	208	1.29	37	0.31
Income taxes - continuing operations	$4,624	28.72%	$3,927	33.04%

At September 30, 2014, the Company had a net operating loss carry forward of $0.6 million, which is subject to certain limitations under IRC Section 382 and will begin to expire in December 31, 2025. The Company expects to utilize the full amount of the net operating loss carryforward.

The Company has reviewed its uncertain tax positions and management has concluded that there are no additional amounts required to be recorded.

In 2012, the Company was under examination by the IRS for the 2010 and 2009 tax years. In February 2013, the IRS completed its field audit for those tax years and presented its findings.  The Company agreed to those findings and expensed $57.0 thousand in the first quarter of 2013.

The Company's income tax returns are subject to review and examination by federal and state taxing authorities. The Company is currently open to audit under the applicable statutes of limitations by the IRS for the tax years 2011 through 2013. The years open to examination by state taxing authorities vary by jurisdiction. There are no extensions of the statute of limitations to assess income taxes currently in effect.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

15. Fair Value of Financial Instruments

The carrying and fair values of financial instruments are as follows:	At
	September 30, 2014		December 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$2,483	$2,483	$21,681	$21,681
Restricted cash	7,579	7,579	17,293	17,293
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	54,912	54,912	51,435	51,435
Municipal securities	33,996	33,996	24,547	24,547
Corporate securities	67,438	67,438	55,360	55,360
Obligations of foreign governments	1,389	1,389	409	409
Equity securities:
Common stock - publicly traded	52	52	47	47
Preferred stock - publicly traded	5,829	5,829	5,087	5,087
Common stock - non-publicly traded	53	53	51	51
Preferred stock - non-publicly traded	1,013	1,013	1,013	1,013
Notes receivable	19,421	19,421	11,920	11,920
Accounts and premiums receivable, net	31,444	31,444	18,702	18,702
Other receivables	32,048	32,048	33,409	33,409
Short-term investments	871	871	871	871
Total financial assets	$258,528	$258,528	$241,825	$241,825

Financial liabilities:
Notes payable	$10,173	$10,173	$3,273	$3,273
Preferred trust securities	35,000	35,000	35,000	35,000
Interest rate swap	2,205	2,205	2,930	2,930
Total financial liabilities	$47,378	$47,378	$41,203	$41,203

The Company's financial assets and liabilities accounted for at fair value by level within the fair value hierarchy are as follows:

	At September 30, 2014
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$54,912	$—	$54,912	$—
Municipal securities	33,996	—	33,996	—
Corporate securities	67,438	—	67,438	—
Obligations of foreign governments	1,389	—	1,389	—
Equity securities:
Common stock - publicly traded	52	52	—	—
Preferred stock - publicly traded	5,829	5,829	—	—
Common stock - non-publicly traded	53	—	—	53
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total assets	$165,553	$6,752	$157,735	$1,066

Financial Liabilities:
Interest rate swap	$2,205	$—	$2,205	$—

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At December 31, 2013
		Fair Value Measurements Using:
		Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Financial Assets:
Fixed maturity securities:
Obligations of the U.S. Treasury and U.S. Government agencies	$51,435	$—	$51,435	$—
Municipal securities	24,547	—	24,547	—
Corporate securities	55,360	—	55,360	—
Obligations of foreign governments	409	—	409	—
Equity securities:
Common stock - publicly traded	47	47	—	—
Preferred stock - publicly traded	5,087	5,087	—	—
Common stock - non-publicly traded	51	—	—	51
Preferred stock - non-publicly traded	1,013	—	—	1,013
Short-term investments	871	871	—	—
Total Assets	$138,820	$6,005	$131,751	$1,064

Financial Liabilities:
Interest rate swap	$2,930	$—	$2,930	$—
There were no transfers between Level 1, Level 2 or Level 3 during the nine months ended September 30, 2014. The Company's use of Level 3 unobservable inputs included six individual securities that accounted for 0.6% of total investments at September 30, 2014. The Company valued one of the Level 3 equity securities at $1.0 million by taking into account the strength of the issuer's parent company guaranteeing the dividend of the issuer, and another Level 3 equity security at $13.0 thousand, by estimating the total value of the Class-A shares outstanding by the issuer and a review of the company's audited financial statements. The remaining four Level 3 securities, with a combined fair value of $53.0 thousand were valued based on information obtained from a third-party pricing service. At December 31, 2013, the Company had six individual securities valued under Level 3 that accounted for 0.8% of total investments.

The following table presents the changes in Level 3 assets measured at fair value:	For the Nine Months Ended September 30,
	2014	2013
Beginning balance, January 1,	$1,064	$1,123
Total investment gains or losses (realized/unrealized):
Included in other comprehensive (loss)	2	(32)
Transfers (out of) Level 3	—	(27)
Ending balance, September 30,	$1,066	$1,064

16. Statutory Reporting and Insurance Company Subsidiaries Dividend Restrictions

The Company's insurance company subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance department of the applicable state of domicile. The Company eliminated all dividends from its subsidiaries in the Consolidated Financial Statements. The following table presents the dividends paid to the Company by its insurance company subsidiaries for the following periods:

	For the Nine Months Ended September 30,	For the Twelve Months Ended December 31,
	2014	2013
Ordinary dividends	$—	$2,383
Extraordinary dividends	—	—
Total dividends	$—	$2,383

The following table presents the combined statutory capital and surplus of the Company's insurance company subsidiaries, the required minimum statutory capital and surplus, as required by the laws of the states in which they are domiciled, and the combined amount available for ordinary dividends of the Company's insurance company subsidiaries for the following periods:

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	At
	September 30, 2014	December 31, 2013
Combined statutory capital and surplus of the Company's insurance company subsidiaries	$81,292	$69,269

Required minimum statutory capital and surplus	$17,200	$17,200

Amount available for ordinary dividends of the Company's insurance company subsidiaries	$4,244	$3,989

At September 30, 2014, the maximum amount of dividends that our regulated insurance company subsidiaries could pay under applicable laws and regulations without regulatory approval was $4.2 million. The Company may seek regulatory approval to pay dividends in excess of this permitted amount, but there can be no assurance that the Company would receive regulatory approval if sought.

Under the NAIC's Risk-Based Capital Act of 1995, a company's Risk-Based Capital ("RBC") is calculated by applying certain risk factors to various asset, claim and reserve items. If a company's adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The Company's insurance company subsidiaries' RBC levels, as calculated in accordance with the NAIC's RBC instructions, exceeded all RBC thresholds as of September 30, 2014 and December 31, 2013.

17. Commitments and Contingencies

Commitments
The Company, in the ordinary course of normal business, may enter from time to time into certain contractual obligations or commitments. The Company's commitments as of September 30, 2014 have not materially changed from those disclosed in the note "Commitments and Contingencies," in the Company's 2013 Form 10-K.

Contingencies
The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters in existence at September 30, 2014 are reserved against, covered by insurance or would not have a material adverse effect on the consolidated financial condition, results of operations or cash flows of the Company.

Litigation Relating to the Proposed Merger
On August 18, 2014, a purported class action, entitled Stein v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-005825-XXXX-MA, was filed against the Company, the members of its Board of Directors, Parent, Holdings and Merger Sub in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, State of Florida (the "Florida Court"). On September 18, 2014, an amended complaint was filed against the same parties. The amended complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The amended complaint alleges that the Merger Consideration is inadequate, that the members of the Board of Directors breached their fiduciary obligations to the Company’s stockholders by approving the Merger Agreement and related agreements, engaging in an unfair sales process and failing to make adequate disclosures to the Company's stockholders, and that the other named defendants aided and abetted the breach of those duties. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent or delay the completion of the Merger and an award of attorneys’ fees and expenses.

On September 15, 2014, a purported class action, entitled Hickey v. Fortegra Financial Corporation, et al., Case No. 16-2014-CA-006485-XXXX-MA, was filed against the Company in the Florida Court containing substantially the same allegations as the Stein case. On October 24, 2014, the Florida Court consolidated the Stein and Hickey actions.

On October 13, 2014, the Company and attorneys for both Stein and Hickey executed a memorandum of understanding that provides for a settlement. The terms of the memorandum of understanding did not require any change to the merger agreement, but did require the Company to provide stockholders with supplemental disclosures about the merger, which the Company completed. Before the settlement is finalized it must be approved by the Florida Court.

Accordingly, in management's opinion, based on information available at this time, the ultimate resolution of this litigation will not be materially adverse to the financial position, results of operations or cash flows of the Company.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other Litigation
The Company is currently a defendant in Mullins v. Southern Financial Life Insurance Co., which was filed on February 2, 2006, in the Pike Circuit Court, in the Commonwealth of Kentucky.  A class was certified on June 25, 2010.  At issue is the duration or term of coverage under certain policies.  The action alleges violations of the Consumer Protection Act and certain insurance statutes, as well as common law fraud.  The action seeks compensatory and punitive damages, attorney fees and interest.  The parties are currently involved in the merits discovery phase and discovery disputes have arisen.  Plaintiffs filed a Motion for Sanctions on April 5, 2012 in connection with the Company's efforts to locate and gather certificates and other documents from the Company's agents.  While the court did not award sanctions, it did order the Company to subpoena certain records from its agents.  In an effort to prevent the trial court from enforcing the order, the Company filed a Writ of Prohibition, which the Kentucky Court of Appeals denied on August 31, 2012.  In response, the Company filed a motion for discretionary review of the Writ of Prohibition.  The Company also filed a direct appeal of the same order, on the grounds that the order could be construed as a finding of contempt on the part of the Company.  The Court of Appeals dismissed the direct appeal on September 13, 2013, which prompted the Company to file a motion for discretionary review of the direct appeal.  The Kentucky Supreme Court denied the Writ of Prohibition on November 21, 2013, and subsequently denied the direct appeal in April 2014.  No hearings are currently scheduled and no trial date has been set.

The Company considers such litigation customary in its lines of business.  In management's opinion, based on information available at this time, the ultimate resolution of such litigation, which it is vigorously defending, should not be materially adverse to the financial position, results of operations or cash flows of the Company. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business. The Company may record loss contingencies as developments warrant, although such amounts are not reasonably estimable at this time.

18. Related Party Transactions

In conjunction with the December 31, 2012 acquisition of ProtectCELL, the Company assumed an office space lease between ProtectCELL and 39500 High Pointe, LLC ("High Pointe"). The ownership of High Pointe includes three members who were the founding members of ProtectCELL and are now employees of the Company. The table below presents the lease payments made to High Pointe.

At December 31, 2012, ProtectCELL held a $6.1 million note receivable carrying an interest rate of 8.00% from High Pointe, which was fully secured by a mortgage on the office building owned by High Pointe (see the lease described above). On March 15, 2013, ProtectCELL received $6.1 million from High Pointe, representing the full payoff of the outstanding balance of the note receivable. The Company only recorded interest income on this note receivable during the three months ended March 31, 2013.

An executive officer of ProtectCELL owned multiple wireless retail locations, which sold ProtectCELL protection plans to wireless retail customers. The executive sold these wireless retail locations in February 2014. The table below presents the income recorded on and the commissions paid for this related party agreement through the sale date of the wireless retail locations.

In conjunction with the December 31, 2012 acquisition of 4Warranty, the Company assumed an office space lease between 4Warranty and Source International Incorporated ("Source"), effective January 1, 2013. The ownership of Source is comprised of two individuals who had consulting relationships with the Company. The lease with Source, which expired on December 31, 2013, was not renewed since the operations of 4Warranty were moved to the Company's main office. The table below presents the lease payments made to Source during the nine months ended September 30, 2013.

In December 2011, the Company entered into a marketing and referral agreement (the "Marketing Agreement") with a company in which a member serving on the Company's Board of Directors also serves on the board of the company providing the marketing services (the "Marketer"). The Marketing Agreement has a five year term and requires the Company to pay the Marketer a per account fee per month based on the number of enrolled customers the Marketer obtains for the Company. In conjunction with the Marketing Agreement, during April 2013, the Company entered into an agreement under which the Marketer began selling insurance-related products of the Company to the Marketer's customers. The Company recorded income and paid claims, associated with the sale of the Company's insurance-related products, which are reflected in the table below.

FORTEGRA FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(All Amounts in Thousands, Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the amounts recorded on the Company's Consolidated Statements of Income resulting from related party transactions:

	For the Nine Months Ended September 30,
	2014	2013
Income recorded by ProtectCELL for protection plans sold	$307	$1,639
Income recorded for the sale of the Company's insurance-related products under the Marketing Agreement	972	592
Total related party income recorded by the Company	$1,279	$2,231

Interest income recorded on the High Pointe note receivable	$—	$21

Lease expense paid to High Pointe	$310	$300
Lease expense paid to Source	—	87
Total related party lease expense	$310	$387

Commissions paid by ProtectCELL for protection plans sold	$122	$651

Claims paid on the Company's insurance-related products under the Marketing Agreement	$67	$26

Transportation service expenses paid to the Marketer	$126	$—

The following table presents the amounts recorded on the Company's Consolidated Balance Sheets from related party transactions:
	At
	September 30, 2014	December 31, 2013
Accounts receivable from related parties	$—	$113